Prospectus Supplement No. 4 Filed Pursuant to Rule 424(b)(3)
  Registration No. 333-162430

Prospectus Supplement No. 4 dated July 21, 2011
(To Prospectus dated December 1, 2010)

5,557,865 SHARES OF COMMON STOCK

This prospectus supplement no. 4 amends and supplements that certain prospectus dated December 1, 2010, as supplemented by that certain prospectus supplement no. 1, dated January 14, 2011, prospectus supplement no. 2, dated April 13, 2011 and prospectus supplement no. 3, dated July 21, 2011 (collectively , the “Prospectus”) relating to the resale of up to 5,557,865 shares of common stock, par value $0.001, of Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), including shares issuable upon the exercise of warrants to purchase the Company’s common stock, by the selling stockholders identified in the Prospectus.

This prospectus supplement no. 4 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This prospectus supplement no. 4 is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement no. 4 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

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INVESTING IN THE COMPANY’S COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMPANY’S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 4.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is July 21, 2011.
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SELLING STOCKHOLDERS

On July 14, 2011, Rune Kjekan transferred the warrants exercisable for 18,213 shares held by him to Monica Kjekan.  Rune Kjekan is a named selling stockholder in the Prospectus.  Accordingly, such warrants exercisable for shares of our common stock previously held by Rune Kjekan are now held by Monica Kjekan.

The information in the table appearing under the heading “Selling Stockholders” beginning on page 84 of the Prospectus is hereby is amended by adding the information below with respect to persons not previously listed in the Prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons listed in the Prospectus or in any amendments or supplements thereto that are listed below:

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares Sold in the Offering	Shares Issuable Upon Exercise of Warrants Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering (1)
Monica Kjekan	18,213	**	0	18,213	0	**
Rune Kjekan	36,426	**	0	0	36,426	**

** Less than 1.0%

(1) Assumes all of the shares of common stock offered are sold. Based on 34,595,103 shares outstanding as of July 5, 2011.
(2)     Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.